Exhibit 10.1

March 29, 2013

Marshall Witt	***Personal & Confidential***

Dear Marshall:
We are pleased to offer you the position of Chief Financial Officer of SYNNEX Corporation (“Company”) at a starting annual salary of $400,000.00. This equals approximately $15,342.47 on a bi-weekly basis. You will participate in our annual Profit Share Plan, with a target payment of $425,000.00, prorated from your date of hire. In addition to the above base salary and incentive compensation, the Company will provide a transition bonus equal to one-third of your target Profit Share Plan payment, initially in the amount of $141,667.00, also prorated from your date of hire. You will also participate in the 2013 - 2015 Long Term Incentive Plan with a target payment of $141,667.00 in the form of performance restricted stock units, prorated from your date of hire. You will be reporting to Kevin Murai, President and CEO, and your start date will be April 8, 2013.
Subject to approval by the Compensation Committee of the Board of Directors, you will receive an initial equity grant of the approximate value of $500,000.00, and thereafter an annual equity grant commensurate with your performance and position, commencing in 2014. All equity grants will be evidenced by the Company's standard equity grant agreements.

You will also be entitled to a one-time, cash sign-on bonus of $300,000.00. As a condition to receiving the sign-on bonus, you agree to repay one hundred percent (100%) of the sign-on bonus if you: (a) voluntarily resign from the Company or (b) are terminated for cause by the Company, in either case within the first twelve months of your start date. In addition, and also as a condition to receiving the sign-on bonus, you agree to repay a prorated amount of the sign-on Bonus if you: (a) voluntarily resign from the Company or (b) are terminated for cause by the Company, in either case after twelve (12) months, but before twenty-four (24) months of your start date.

You are eligible for Company benefits including paid holidays, sick time and vacation time. Your medical, dental, vision, life, AD&D, employee assistance plan and flex plans are effective the first of the month following your start date or coinciding with your start date if you are starting on the first of the month. The Company sponsored disability plans are effective on the first of the month following your six-month anniversary with the Company.
Additionally, you will be provided with a standard relocation package. As a condition to receiving the moving allowance, you agree to repay one hundred percent (100%) of the moving allowance if you: (a) voluntarily resign from the Company, or (b) are terminated for cause by the Company, in either event within the first twenty-four (24) months of your start date. This includes all costs associated with your household move, paid on your behalf and all other moving allowance reimbursements. Should you be unable to reimburse the Company for these expenses at the time of termination, the Company reserves the right to deduct the amount from your final paycheck.

Employment with the Company is for no specific period of time and “at-will.” Please note that because your position is “at-will”, your job duties, title, compensation and benefits, as well as the Company's human resources policies and procedures may change from time-to-time. Accordingly, the “at-will” nature of your employment may only be changed in a document signed by you and an executive officer of the Company. This is the full and complete agreement between us.
Your employment pursuant to this offer is contingent on (1) you executing the enclosed Proprietary Information and Inventions Agreement, (2) you providing the Company with the legally-required proof of your identity and authorization to work in the United States, and (3) the successful completion of a background check. In order for you to start employment at the Company, please bring your choice of required acceptable documentation, as stated on the enclosed Form I-9 from the Department of Homeland Security, U.S. Citizenship and Immigration Services, with you on your first day.
This letter covers the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral. To accept this offer, please sign and return this letter and the executed Proprietary Information and Inventions Agreement to me. This offer, if not accepted, will expire on the close of business on April 1, 2013.

We look forward to having you join us. If you have any questions, please call me at (510) 656-3333.

Sincerely,

/s/ Kevin Murai

Kevin Murai
President and CEO

I have read and accept this employment offer.

/s/ Marshall Witt	4/1/13	4/8/13
Signature	Date	Start Date